Exhibit 10.18

June 2, 2014

ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94085
Attn:  Michael Healy, CFO

Re:	(i) That certain Credit Agreement, dated as of March 15, 2012, among ShoreTel, Inc., a Delaware corporation (the “Borrower”), the sole “Lender” party thereto (the “Lender”), and Silicon Valley Bank, a California corporation, as administrative agent and collateral agent for the sole Lender (in such capacity, the “Administrative Agent”) (as amended by the Fifth Waiver and First Amendment (defined below), the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), and (ii) that certain consent, waiver and amendment letter agreement, dated as of November 12, 2012, among the Borrower, the Acquired Business, the sole Lender and the Administrative Agent (the “Fifth Waiver and First Amendment”).

Dear Mr. Healy:

The Borrower has proposed to the Administrative Agent and the sole Lender that the definition of “Applicable Margin” set forth in the Credit Agreement be amended as contemplated herein.  The Administrative Agent and the sole Lender have agreed to make such amendments to the Credit Agreement, subject to the terms and conditions hereof.

1.            Amendment to the Credit Agreement.  With effect from and after the Effective Date, the definition of “Applicable Margin” set forth in the Credit Agreement shall be amended and restated to read in its entirety as follows:

“Applicable Margin”: the rates per annum set forth under the relevant column heading below:

Pricing Level	Consolidated EBITDA	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate

I	> $20,000,000	1.500%	0.000%	0.250%
II	> $10,000,000 but < $20,000,000	1.750%	0.000%	0.300%
III	> $5,000,000 but < $10,000,000	2.000%	0.000%	0.375%
IV	> $1,000,000 but < $5,000,000	2.250%	0.250%	0.375%
V	< $1,000,000	2.500%	0.500%	0.375%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 5.2(b) in connection with the delivery by the Borrower of the audited consolidated financial statements required to be delivered to the Administrative Agent pursuant to Section 5.1 in respect of the fiscal year of the Borrower ending December 31, 2011, the Applicable Margin shall be the rates corresponding to Consolidated EBITDA for Pricing Level V in the foregoing table, (b) if Borrower fails to deliver the financial statements required by Section 5.1 and the related Compliance Certificate required by Section 5.2(b), by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to Consolidated EBITDA for Pricing Level V in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) Consolidated EBITDA as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of Consolidated EBITDA would have resulted in different pricing for any period, then (i) if the proper calculation of Consolidated EBITDA would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Consolidated EBITDA would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

2.            Acknowledgment.  Each of the Borrower and the sole Lender hereby acknowledges and agrees that, for purposes of (a) determining (pursuant to Sections 2.09 and 2.10 of the Credit Agreement) the interest rates applicable to any Loans outstanding on the date hereof and (b) determining the Commitment Fee Rates applicable to the calculation (pursuant to Section 2.4(b) of the Credit Agreement) of the Commitment Fees that are to accrue in arrears during the quarterly period ending on June 30, 2014, the change in such interest rates and Commitment Fee Rates effected by the amendment and restatement of the definition of “Applicable Margin” contemplated in Section 1 hereof shall be deemed to have occurred at the opening of business on the Effective Date (defined below).  The determination by the Administrative Agent of such interest rates and Commitment Fee Rates, both before and after giving effect to the amendment contemplated in Section 1 hereof, shall be conclusive and binding on the Borrower and the sole Lender in the absence of manifest error.  Each of the Borrower and the sole Lender further acknowledges and agrees that any determinations of any such interest rates or Commitment Fee Rates in respect of periods occurring prior to the Effective Date (defined below) shall be determined with reference to the formulation of the definition of “Applicable Margin” that appeared in the Credit Agreement prior to the Effective Date (as defined below).

3.            Representations and Warranties.  In order to induce the Administrative Agent and the sole Lender to agree to make the amendments specified in Section 1 hereof, the Borrower represents and warrants to the Administrative Agent and the sole Lender that:

(a)            no Event of Default exists immediately before and that no Default or Event of Default exists immediately after giving effect to the amendments contemplated by Section 1 hereof;

(b)            the execution, delivery and performance by the Borrower of this letter agreement have been duly authorized by all necessary corporate action on the part of the Borrower and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable;

(c)            this letter agreement and the other Loan Documents to which the Borrower is party constitute the legal, valid and binding obligations of the Borrower, and are enforceable against the Borrower in accordance with their respective terms, without defense, counterclaim or offset; and

(d)            each of the representations and warranties made by the Borrower in or pursuant to any Loan Document to which it is party (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality shall be true and correct in all material respects, in each case, on and as of the date hereof, as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

4.            Conditions to Effectiveness.  This letter agreement, and the amendment and restatement of the definition of “Applicable Margin” contemplated by Section 1 hereof, shall become effective as of the date upon which each of the following conditions precedent is satisfied (such date, the “Effective Date”):

(a)            the Administrative Agent shall have received from the Borrower a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) counterpart of this letter agreement;

(b)            the Administrative Agent shall have received from the Acquired Business (in its capacity as a Guarantor) a duly executed original (or, if elected by the Administrative Agent, an executed facsimile or PDF followed promptly by an executed original) signature page to the Guarantor Acknowledgment and Consent attached hereto as Exhibit A; and

(c)            the Borrower shall have paid, in accordance with Section 9.5 of the Credit Agreement, all costs and expenses of counsel to the Administrative Agent to the extent invoiced to the Borrower prior to the Effective Date.

5.            Reservation.  The Borrower  acknowledges and agrees that neither the execution nor the delivery by the Administrative Agent and the sole Lender of this letter agreement shall (a) be deemed to create a course of dealing or otherwise obligate the Administrative Agent or the sole Lender to grant similar amendments under the same or similar circumstances in the future, or (b) be deemed to create an implied waiver of any right or remedy of the Administrative Agent or the sole Lender with respect to any term or provision of any Loan Document (including any term or provision relating to the occurrence of a Material Adverse Effect).

6.            Governing Law.  THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.  This letter agreement is subject to the provisions of Section 9.14 of the Credit Agreement relating to submission to jurisdiction, jury trial waiver and judicial reference, which provisions are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

7.            Successors and Assigns.  This letter agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns.  No third party beneficiaries are intended in connection with this letter agreement.

8.            Entire Agreement; Amendments.  This letter agreement, together with the Credit Agreement and the other Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein.  This letter agreement supersedes all prior drafts and communications with respect hereto and may not be amended except in accordance with the provisions of Section 9.1 of the Credit Agreement.

9.            Severability.  If any term or provision of this letter agreement shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this letter agreement, respectively.

10.         Reimbursement of Costs and Expenses.  The Borrower covenants to pay or reimburse the Administrative Agent, upon demand, for all reasonable and documented costs and expenses (including the allocated costs of in-house counsel) incurred by the Administrative Agent in connection with the development, preparation, negotiation, execution and delivery of this letter agreement.

11.         Counterparts.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

12.         Loan Document.  This letter agreement shall constitute a Loan Document.

Please indicate your acknowledgement of and agreement with the terms and provisions set forth in this letter agreement by countersigning and returning three originally-executed counterpart signature pages hereto, and three originally-executed signature pages to the Guarantor Acknowledgment and Consent attached hereto as Exhibit A, to the attention of Stephen Chang at the following address:

Stephen Chang
Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, CA 94105
(415) 764-3163

(Remainder of page intentionally left blank; signature pages follow)

Very truly yours,

SILICON VALLEY BANK,
as Administrative Agent

By:	/s/ Richard DaCosta
Name:	Richard DaCosta
Title:	Director

SILICON VALLEY BANK,
as the sole Lender

By:	/s/ Richard DaCosta
Name:	Richard DaCosta
Title:	Director

ACKNOWLEDGED AND AGREED:

SHORETEL, INC.,
as the Borrower

By:	/s/ Mike Healy
Name:	Mike Healy
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

GUARANTOR ACKNOWLEDGEMENT AND CONSENT

The undersigned, a Guarantor with respect to the Obligations of the Borrower to the Administrative Agent and the Lenders under the terms of the Loan Documents, hereby:

(a)            acknowledges and consents to the execution, delivery and performance by the Borrower of the foregoing letter agreement (the “Second Amendment Agreement”);

(b)            represents and warrants that (i) no default exists under the Guarantee and Collateral Agreement or any other Loan Document to which the undersigned is a party, and (ii) the execution and delivery by it of this Guarantor Acknowledgement and Consent (A) are within its limited liability company power, (B) have been duly authorized by all necessary limited liability company action, and (C) do not require the consent, approval or authorization of any Person which has not been previously obtained; and

(c)            reaffirms and agrees that the Guarantee and Collateral Agreement as to which the undersigned is party, and all other Loan Documents and agreements executed and delivered by the undersigned to the Administrative Agent and/or the Lenders in connection with the Guarantee and Collateral Agreement, are in full force and effect without defense, offset or counterclaim and will so continue.

All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement (as defined in the Second Amendment Agreement).

This Guarantor Acknowledgement and Consent shall constitute a Loan Document under the Credit Agreement.

M5 NETWORKS, LLC

By:	/s/ Mike Healy
Name:	Mike Healy
Title:	Senior Vice President and Chief Financial Officer

Exhibit A
Guarantor Acknowledgment and Consent